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                                                                    Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Equity Incentive Plan, as Amended of Copper Mountain Networks, Inc. of our report dated January 30, 2001, with respect to the financial statements of Copper Mountain Networks, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

Our audits also included the financial statement schedule of Copper Mountain Networks, Inc. listed in Item 14(a) of the Form 10-K/A. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                             /s/ ERNST & YOUNG LLP


San Diego, California
June 25, 2001